EXHIBIT 10.7

AMENDMENT TO THE ASHLAND INC.
NONQUALIFIED EXCESS BENEFIT PENSION PLAN

WHEREAS, Ashland Inc. (“Ashland”), maintains the Ashland Inc. Nonqualified Excess Benefit Pension Plan (the “Plan”) for the benefit of employees eligible to participate therein; and

WHEREAS, Ashland is the sponsor of the Plan; and

WHEREAS, pursuant to Article IV, Section 5, of the Charter of the Personnel and Compensation Committee of the Board of Directors of Ashland Inc., said Personnel and Compensation Committee (the “Committee”) has retained authority to amend or transfer any of the benefit plans of Ashland and its subsidiaries and affiliates that are more than 50% owned by Ashland; and

WHEREAS, the Committee has approved the transfer of the sponsorship of the Plan from Ashland to Valvoline LLC; and

WHEREAS, the Chief Financial Officer of Ashland Inc. has been delegated the authority by the Committee to prepare and execute any and all amendments necessary to give effect to this decision of the Committee.

NOW, THEREFORE, BE IT RESOLVED, the Plan is amended, effective September 1, 2016, as follows:

I.     The following sentence is added after the first sentence of Section 1:

“In accordance with a corporate reorganization, effective as of September 1, 2016, sponsorship of the Plan was transferred from Ashland Inc. to Valvoline LLC.”

II.     All references to “Ashland” and “Ashland Inc.” in the Plan after the recitals are hereinafter changed to “Valvoline” and “Valvoline LLC” respectively.

III.    In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Chief Financial Officer has caused this amendment to the Plan to be executed this _____day of ____________, 2016.

By:	/s/ J. Kevin Willis
Chief Financial Officer, Ashland Inc.